SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                         WINTRUST FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                         WINTRUST FINANCIAL CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 2003


     The 2003 Annual Meeting of Shareholders of Wintrust Financial Corporation will be held at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, IL 60091, on Thursday, May 22, 2003, at 10:00 a.m. local time, for the following purposes:

     1.   To elect four Class I directors to hold office for a three-year term;

     2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

The record date for determining shareholders entitled to notice of, and to vote at, the Meeting is the close of business on April 2, 2003. To make it easier for you to vote, we are again providing the options of internet and telephone voting. The instructions printed on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

                                             By order of the Board of Directors,



                                             David A. Dykstra
                                             Secretary


April 29, 2003



WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

                         WINTRUST FINANCIAL CORPORATION
                               727 North Bank Lane
                           Lake Forest, Illinois 60045

                                 PROXY STATEMENT
                         FOR THE 2003 ANNUAL MEETING OF
                 SHAREHOLDERS TO BE HELD THURSDAY, MAY 22, 2003


     These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation (the "Company"), an Illinois corporation, of proxies to be used at the 2003 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting.

     You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held on May 22, 2003, at 10:00 a.m., at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, Illinois 60091.

PROXIES, OUTSTANDING VOTING SECURITIES, AND SHAREHOLDERS ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on April 2, 2003 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Only record holders of the Company's common stock as of the close of business on the record date will be entitled to vote at the meeting. On the record date, the Company had outstanding 17,371,140 shares without par value of common stock. Each outstanding share of common stock entitles the holder to one vote. Representation at the meeting of a majority of shares will constitute a quorum.

     Proxies received from shareholders in proper form will be voted at the Annual Meeting and, if specified, as directed by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting FOR the election of each of the nominees for Class I Director as set forth below and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and at any adjournment of the meeting and is submitted to a vote of the shareholders, including whether or not to adjourn the meeting. Under Illinois law and the Company's By-laws, directors are elected by a plurality of votes cast. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included in the vote totals, although both abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the Annual Meeting constitute a quorum. A proxy may be revoked at any time prior to its exercise by means of a written revocation or submission of a properly executed proxy bearing a later date. Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the Annual Meeting.

     YOUR VOTE IS IMPORTANT. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

     This Proxy Statement is being mailed to shareholders on or about April 29, 2003.

COST OF PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Directors, officers, employees and agents of the Company may solicit proxies in person or by mail, telephone, facsimile transmission and other means. Directors, officers and employees will receive no additional compensation for solicitation services. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward soliciting materials to the beneficial owners of shares of record held by them and will be reimbursed for their expenses.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The By-laws of the Company provide for three classes of Directors with staggered three-year terms. Currently the Board of Directors is comprised of a total of 14 Directors. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class I Directors will expire at this Annual Meeting. The term of those persons currently serving as Class II Directors expires at the Annual Meeting of Shareholders to be held in 2004; and the term of Class III Directors expires at the Annual Meeting of Shareholders to be held in 2005.

     The four persons named below have been nominated for election as Class I directors for a term to end at the Annual Meeting of Shareholders in the year 2006 or until their successors are elected and qualified. All of the nominees currently serve as Class I directors. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

     The following sections set forth the names of nominees, continuing directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became directors of the Company. Director positions in the Company's subsidiaries are included in the biographical information set forth below. Such subsidiaries include Lake Forest Bank & Trust Company ("Lake Forest Bank"), Hinsdale Bank & Trust Company ("Hinsdale Bank"), North Shore Community Bank & Trust Company ("North Shore Bank"), Libertyville Bank & Trust Company ("Libertyville Bank"), Barrington Bank & Trust Company, N.A. ("Barrington Bank"), Crystal Lake Bank & Trust Company, N.A. ("Crystal Lake Bank"), Northbrook Bank & Trust Company ("Northbrook Bank"), Crabtree Capital Corporation ("Crabtree"), First Insurance Funding Corp. ("FIFC"), Wayne Hummer Trust Company, N.A. ("WHTC"), Tricom, Inc. of Milwaukee ("Tricom"), Wintrust Information Technology Services Company ("WITS"), Wayne Hummer Investments LLC ("WHI"), Wayne Hummer Asset Management Company ("WHAMC"), and Focused Investments LLC ("Focused").

             NOMINEES TO SERVE AS CLASS I DIRECTORS UNTIL THE ANNUAL
                    MEETING OF SHAREHOLDERS IN THE YEAR 2006

JAMES B. MCCARTHY (51), DIRECTOR SINCE 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international health care company that specializes in the development of ambulatory surgery center joint ventures. Mr. McCarthy also serves on the Board of Directors of Sirigen Corporation, Santa Barbara, California, and International Medical Enterprises, LLC, Nashville, Tennessee. Mr. McCarthy is a Director of Hinsdale Bank.



THOMAS J. NEIS (54), DIRECTOR SINCE 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency and Neis Insurance Consultants, Inc. and is an independent insurance agent with these companies. He serves as a chairman of the Crystal Lake Sister City organization and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.



J. CHRISTOPHER REYES (49), DIRECTOR SINCE 1996 Mr. Reyes, Chairman of Reyes Holdings, L.L.C., manages businesses in food and beverage distribution, transportation management and logistics, equipment leasing and real estate activities. Mr. Reyes serves on the board of directors of The Allstate Corporation, Fortune Brands, Inc., the Boys & Girls Clubs of Chicago, Children's Memorial Hospital, Ronald McDonald House Charities, Northwestern Memorial Foundation, Museum of Science and Industry, International Council of the John F. Kennedy School of Government at Harvard University, Lyric Opera of Chicago, World Business Chicago, El Valor and Lake Forest Academy. Mr. Reyes is a Director of Lake Forest Bank.



EDWARD J. WEHMER (49), DIRECTOR SINCE 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of Wintrust Financial Corporation. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He was one of the principal organizers of each of the banking subsidiaries and serves as Chairman or Vice Chairman and a Director of each of the subsidiary Banks, WHTC, WHI, WHAMC, Focused, FIFC, Tricom and WITS. Prior to joining the Company, Mr. Wehmer was, from 1985 to 1991, Senior Vice President, Chief Financial Officer, and a director of River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois. Mr. Wehmer is also a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer is involved in several charitable and fraternal organizations.






 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF
                 THE NOMINEES FOR CLASS I DIRECTOR NAMED ABOVE.

           CLASS II - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2004


BRUCE K. CROWTHER (51), DIRECTOR SINCE 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the Board of Directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of directors of the Chicago Hospital Risk Pooling Program. Mr. Crowther is a Director of Barrington Bank.



BERT A. GETZ, JR. (35), DIRECTOR SINCE 2001 Mr. Getz is Executive Vice President and Director of Globe Corporation where he has worked since 1991. Globe Corporation is a diversified investment company focused on real estate investment and development, asset management and private equity investments. Founded in 1901, Globe Corporation is currently managed by the fourth generation of Getz family members. Mr. Getz is also a Director of HDO, Inc. and IMS Companies, LLC. Additionally, Mr. Getz serves on the Zoning Board of Appeals for the Village of Northfield, is a Trustee of the Brookfield Zoo and a Director of Children's Memorial Hospital. Mr. Getz serves as a Director of Libertyville Bank, WHTC and WHAMC.



MARGUERITE SAVARD MCKENNA (60), DIRECTOR SINCE 1996 Ms. McKenna is an attorney who has practiced law in Wilmette since 1983 with an emphasis in real estate/construction. She has served as President of the Wilmette Chamber of Commerce and the New Trier High School Parents Association, organizations in which she continues active membership. She is also a member of the Wilmette Harbor Rotary Club, the North Suburban Bar Association as well as a Director of the New Trier Educational Foundation. Ms. McKenna is a Director of North Shore Bank.



ALBIN F. MOSCHNER (50), DIRECTOR SINCE 1996 Since December 2001, Mr. Moschner has been President of Verizon Card Services. Mr. Moschner had been President and Chief Executive Officer, from December 1999 to December 2001, of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a developmental stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Polaroid Corporation and Pella Windows Corporation. Mr. Moschner serves as a Director of Lake Forest Bank.


INGRID S. STAFFORD (49), DIRECTOR SINCE 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a Director of Wittenberg University since 1993 and serves as its Chair. She is a member of the National Association of College and University Business Officers. Ms. Stafford is the immediate past Chair of Leadership Evanston, Director of APTE, Inc. and a board member of the Evanston Community Foundation. She is also the former President of the Board of Directors of Childcare Network of Evanston and former chair of the Board of Directors of the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

          CLASS III - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2005




PETER D. CRIST (51), DIRECTOR SINCE 1996 Mr. Crist is President & CEO of Crist Associates, an executive recruitment and assessment firm. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry, International, the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry, International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Corporation. He is a Director of Hinsdale Bank.



PHILIP W. HUMMER (71), DIRECTOR SINCE 2002 Mr. Hummer joined Wayne Hummer Investments in 1954. He served as Chairman from 1980 to 1997 and a principal until the firm was acquired by Wintrust Financial Corporation on February 20, 2002. He is currently Senior Vice President of Wayne Hummer Investments. Mr. Hummer is Chairman of the Field Foundation of Illinois and a board member and past Chairman of the Chicago Historical Society. Mr. Hummer is a Director of WHAMC, WHI and WHTC.



JOHN S. LILLARD (72), DIRECTOR SINCE 1996 Mr. Lillard has served as the Company's Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. He is a Life Trustee of the Chicago Symphony Orchestra and a Trustee of Lake Forest College. Mr. Lillard currently serves as a director of Stryker Corporation. Mr. Lillard is a Director of Lake Forest Bank, WHTC, WHI and WHAMC.



HOLLIS W. RADEMACHER (67), DIRECTOR SINCE 1996 Mr. Rademacher is self-employed as a business consultant and private investor. He has participated in the organization of six of the seven Banks. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc., CTN Media Group and The Restaurant Company, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the subsidiary Banks, WHTC, WHI, WHAMC, FIFC and Tricom.



JOHN J. SCHORNACK (72), DIRECTOR SINCE 1996 Since 1999, Mr. Schornack has served as Chairman of Strong Arm Products, LLC. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation, Chicago, Illinois, where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a retired Trustee of the Chicago Symphony Orchestra; a trustee of the Kohl Children's Museum and The Night Ministry. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank and several other private business enterprises.

                    RETIRING DIRECTORS AND DIRECTORS EMERITUS


In response to extreme failures in corporate governance of a few large U.S. corporations, Congress enacted the Sarbanes-Oxley Act of 2002 and the Nasdaq proposed rules relating to corporate governance for its members. The Company has always had a solid foundation for corporate governance and the new corporate governance requirements will not significantly impact our method of governing the Company. A majority of the directors were independent before the new rules were enacted and the Company will continue with a majority of independent directors. The Compensation and Nominating Committee and the Audit Committee have been comprised solely of independent directors and that practice continues.

The Board and its committees routinely convene executive sessions without management present but now we require such executive sessions to be held at each meeting of the Board and its committees. At each meeting, the Board also convenes an executive session exclusively with independent directors. The functions of the Compensation and Nominating Committee have been realigned into two separate committees: a Compensation Committee and a Corporate Governance Committee. The Board also decided that a 24-member Board was too large to operate effectively and the Board was reduced to 14 members in April 2003.

The following Board members and Directors Emeritus retired from the Company's Board in late 2002 or early in 2003:

BOARD MEMBER:
Joseph Alaimo, Director since 1997
William C. Graft, Director since 1997
Raymond L. Kratzer, Director since 2002
Dorothy M. Mueller, Director since 2000
Christopher J. Perry, Director since 2001
Penelope J. Randel, Director since 2002
Peter P. Rusin, Director since 1997
John N. Schaper, Director since 1996
Katharine V. Sylvester, Director since 1996
Larry V. Wright, Director since 1996

DIRECTOR EMERITUS:
Maurice F. Dunne, Jr., Director 1996-2001
Lemuel H. Tate, Jr., Director 1996-2000

The guidance and leadership of each of the retired Directors was greatly appreciated. Their input and counsel were vital to the success of the Company.

                 BOARD OF DIRECTORS' COMMITTEES AND COMPENSATION


BOARD OF DIRECTORS' COMMITTEES


     Members of the Company's Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors has established five committees: (i) the Compensation Committee; (ii) the Corporate Governance Committee; (iii) the Audit Committee; (iv) the Risk Management Committee; and
(v) the Executive Committee.


     Compensation Committee. The Compensation Committee is composed entirely of independent outside directors who are not now, and have never been, officers of the Company. The Compensation Committee is responsible for reviewing the Company's compensation policies and administering the Company's employee benefit and stock incentive programs, and reports to the Board regarding executive compensation recommendations. During 2002, the Compensation Committee, then called the Compensation and Nominating Committee, held six meetings.


     Corporate Governance Committee. The Corporate Governance Committee is composed entirely of independent outside directors who are not now, and have never been, officers of the Company. The Corporate Governance Committee assists the Board of Directors in monitoring developments concerning corporate governance to ensure that the Company is in compliance with all applicable laws and regulations, developing and recommending to the Board a set of corporate governance principles and establishing and reviewing codes of ethics and conduct. The Corporate Governance Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as directors. Any nominations for director, other than the slate proposed by the Board, must comply with the procedures set forth in the Company's By-Laws (see "Shareholder Proposals"). The Corporate Governance Committee was formally created in 2003. During 2002, the Compensation Committee, then called the Compensation and Nominating Committee, also carried out the responsibilities that are now assigned to the Corporate Governance Committee.


     Audit Committee. The Audit Committee is composed entirely of outside independent (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards as currently in effect) directors who are not now, and have never been, officers of the Company. The Audit Committee is responsible for oversight of the Company's accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. Additional information regarding the functions performed by the Audit Committee is set forth in the "Report of the Audit Committee," included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter as amended in April 2003 is included in Appendix A. During 2002, five Audit Committee meetings were held.


     Risk Management Committee. The Risk Management Committee is responsible for monitoring and overseeing the Company's insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company's overall asset/liability management and credit policies. During 2002, four Risk Management Committee meetings were held.


     Executive Committee The Executive Committee is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. The Executive Committee did not meet in 2002.

The following table summarizes the current membership of the Board and each of its committees:


                                                           CORPORATE                                RISK
                                       COMPENSATION        GOVERNANCE           AUDIT            MANAGEMENT          EXECUTIVE
        BOARD OF DIRECTORS              COMMITTEE          COMMITTEE          COMMITTEE           COMMITTEE          COMMITTEE
-----------------------------------------------------------------------------------------------------------------------------------
Peter D. Crist                            Chair              Member                                                   Member
Bruce K. Crowther                                                              Member                                 Member
Bert A. Getz, Jr.                                            Member            Member              Member
Philip W. Hummer                                                                                   Member
John S. Lillard (Chair)                   Member             Member                                                    Chair
James B. McCarthy                                            Member            Member
Marguerite Savard McKenna                 Member                                                   Member
Albin F. Moschner                         Member                               Member
Thomas J. Neis                                               Member                                Member
Hollis W. Rademacher                      Member                                                    Chair             Member
J. Christopher Reyes                      Member             Chair                                                    Member
John J. Schornack                                            Member             Chair                                 Member
Ingrid S. Stafford                                                             Member              Member
Edward J. Wehmer                                                                                                      Member
-----------------------------------------------------------------------------------------------------------------------------------



BOARD OF DIRECTORS' COMPENSATION

     Non-employee members of the Board of Directors are compensated by the Company at the rate of $500 for each Board of Directors meeting attended and $200 for each committee meeting attended. There were four meetings of the Board of Directors held during 2002. In addition to regular Board and committee meeting fees, the Company pays retainers to the Chairman of the Board, the Chairman of the Risk Management Committee, the Chairman of the Audit Committee and the Chairman of the Compensation Committee. During 2002, such retainers were $60,000, $40,000, $15,000 and $15,000, respectively, and are set to be $65,000,
$45,000 $30,000, $20,000, and $20,000 for the Chairman of the Board, the
Chairman of the Risk Management Committee, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Corporate Governance Committee, respectively, in 2003. Employee members of the Board of Directors receive no Board of Director compensation. All non-employee directors who serve on the subsidiary boards of directors are also entitled to compensation for such service. For the period during 2002 in which they served, all of the directors attended at least 75% of the total number of meetings held of the Board and those committees on which they served, except for Mr. Crowther.

DEFERRED COMPENSATION FOR NON-EMPLOYEE DIRECTORS

     The Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the "Fee Plan") allows non-employee Directors of the Company and its subsidiaries to choose payment of directors' fees in either cash or Common Stock of the Company and to facilitate deferral of receipt of fees for income tax purposes, both in cash or Common Stock. The Fee Plan is designed to encourage stock ownership by directors by facilitating receipt of Common Stock in lieu of directors' fees. Eligible directors who do not participate in the Fee Plan continue to receive cash compensation for attendance at Board of Director meetings or committee meetings. Eligible directors who elect to participate in the Fee Plan must choose from the following three compensation options:

     1. Fees Paid in Stock. If so elected by the director, the fees payable to such director will be paid in shares of the Company's common stock. The number of shares of common stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Fee Plan) of the common stock on the last trading day of the preceding quarter. The shares of common stock to be paid will be issued once a year on or about January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights.

     2. Deferral of Common Stock. If a director elects to defer receipt of the common stock, the Company will maintain on its books deferred stock units ("Units") representing an obligation to issue shares of common stock to the director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the common stock on the last trading day of the preceding quarter. Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company's capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future. The shares of common stock represented by the Units will be issued on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

     3. Deferral of Cash. If a director elects to defer receipt of directors fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the director cash in the future. The amount of the director's fees will be credited to this account as of the date such fees otherwise would be payable to the director. All amounts credited to a director's deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the director on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

                        EXECUTIVE OFFICERS OF THE COMPANY


     The Company's executive officers are elected annually by the Company's Board of Directors at the first meeting of the Board following the Annual Meeting. Certain information regarding those persons serving as the Company's executive officers is set forth below.

Edward J. Wehmer (49) -- President and Chief Executive Officer - Mr. Wehmer serves as the Company's President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company's day-to-day operations and strategic initiatives. See the description above under "Election of Directors" for additional biographical information.

David A. Dykstra (42) -- Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer - Mr. Dykstra serves as the Company's Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Libertyville Bank, Northbrook Bank, WHI, WHAMC, WHTC, Focused, FIFC, Tricom and WITS.

David L. Stoehr (43) -- Executive Vice President and Chief Financial Officer - Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin from 1983 to 1993.

Lloyd M. Bowden (49) -- Executive Vice President -- Technology - Mr. Bowden serves as Executive Vice President - Technology for the Company and as President of WITS. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks' internal data processing systems and technology designed to service the subsidiary banks' customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of WITS.

James F. Duca, II (45) -- Executive Vice President -- Wealth Management - Mr. Duca serves as Executive Vice President - Wealth Management (appointed March
2003) for the Company. He is responsible for the Company's Wealth Management group (WHI, WHAMC, WHTC and Focused) and serves as President and Chief Executive Officer of WHTC and WHAMC. Prior to joining Wintrust in December 2001, Mr. Duca was President of the Kent Funds; the mutual funds of Old Kent Financial Corp., where he also served as Senior Vice President. Before his association with Old Kent, Mr. Duca held a variety of positions over 14 years with various subsidiaries of Marshall & Ilsley Corp., including serving as President of Marshall & Ilsley's mutual fund family, and Vice President and Trust Counsel. Mr. Duca is a director of WHI, WHAMC, WHTC, Focused and WITS.

Robert F. Key (48) -- Executive Vice President -- Marketing - Mr. Key serves as the Executive Vice President - Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks, WHI, WHAMC, WHTC and Focused. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company. Mr. Key also serves as a Trustee for Woodlands Academy.

Richard B. Murphy (43) -- Executive Vice President and Chief Credit Officer - Since January 2002, Mr. Murphy has served as the Company's Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy also serves as the President of Hinsdale Bank, a position he has held since 1996. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a director of Hinsdale Bank and WITS.


Barbara A. Kilian (44) -- Senior Vice President -- Finance - Ms. Kilian serves as the Senior Vice President - Finance for the Company and is responsible for tax accounting and reporting and certain accounting and financial reporting activities of the Company and its subsidiaries. Ms. Kilian joined the Company in October 2000. Previously Ms. Kilian was employed from 1995 to 2000 as Vice President - Corporate Acquisitions at FBOP Corporation, Oak Park, Illinois, and from 1986 to 1995 at First Colonial Bankshares Corporation, Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to her association with First Colonial, Ms. Kilian spent seven years with KPMG LLP, in various audit and tax positions serving the financial institutions industry.

David J. Galvan (42) -- Vice President -- Investments - Mr. Galvan has served as the Vice President of Investments for the Company since June 1999. He directs all securities investment activity, wholesale funding and interest rate risk management for the Company. Previously, Mr. Galvan was employed for 16 years at Amcore Financial, Inc., Rockford, Illinois, where he served as Vice President and Funds Manager. Mr. Galvan also serves as a Vice President and Portfolio Manager of WHAMC.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the common stock as of the record date, with respect to (i) each Director and each Named Executive Officer (as defined herein) of the Company; and (ii) all Directors and executive officers of the Company as a group. No shareholders are known to hold in excess of 5% of any class of the Company's voting securities. All share data has been adjusted to reflect the 3-for-2 stock split effective March 4, 2002.

                                             AMOUNT OF             CURRENTLY               TOTAL
                                           COMMON SHARES           EXERCISABLE            AMOUNT OF               TOTAL
                                            BENEFICIALLY            OPTIONS &            BENEFICIAL            PERCENTAGE
                                             OWNED(1)             WARRANTS (1)          OWNERSHIP(1)          OWNERSHIP(1)
                                           -------------          ------------          ------------          ------------
DIRECTORS
Peter D. Crist.........................          47,266                 3,257                50,523                *
Bruce K. Crowther......................           1,840                   382                 2,222                *
Bert A. Getz, Jr.......................           2,955                 1,812                 4,767                *
Philip W. Hummer.......................          40,078                    --                40,078                *
John S. Lillard........................         181,189                 6,760               187,949              1.08%
James B. McCarthy......................          21,793                 3,076                24,869                *
Marguerite Savard McKenna..............          22,610                 6,232                28,842                *
Albin F. Moschner......................          23,928                    --                23,928                *
Thomas J. Neis.........................           1,155                    --                 1,155                *
Hollis W. Rademacher...................          77,260                14,452                91,712                *
J. Christopher Reyes...................         309,363                 6,007               315,370              1.82%
John J. Schornack......................          14,461                 5,705                20,166                *
Ingrid S. Stafford.....................           4,488                 5,829                10,317                *
Edward J. Wehmer**.....................         235,910               134,744               370,654              2.12%

OTHER NAMED EXECUTIVE OFFICERS
David A. Dykstra.......................          53,311               105,915               159,226                *
Robert F. Key..........................          44,717                67,248               111,965                *
Richard B. Murphy......................          17,347                79,327                96,674                *
David L. Stoehr........................              --                 2,550                 2,550                *

TOTAL DIRECTORS, & EXECUTIVE
    OFFICERS ( 22 PERSONS)  ...........       1,131,107               513,848             1,644,955              9.21%
_____________________________________

*    Less than 1%
**   Denotes person serving as Director and as an executive officer.
(1) Beneficial ownership and percentages are calculated in accordance with Securities and Exchange Commission ("SEC") Rule 13d-3 promulgated under the Securities Exchange Act of 1934.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") during 2002, 2001 and 2000. In determining the level of bonuses in 2002 and 2001, the Company's Compensation Committee evaluated the bonus amount in conjunction with stock incentive awards. See further discussion of the Company's overall compensation philosophy in the "Compensation Committee Report on

Executive Compensation" contained later in this Proxy Statement. All share and per share data has been adjusted to reflect the 3-for-2 stock split effective March 4, 2002.

                                                                    SUMMARY COMPENSATION TABLE
                                   ----------------------------------------------------------------------------------------------
                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                        ANNUAL COMPENSATION                       AWARDS
                                               -------------------------------------  ---------------------------
                                                                        OTHER ANNUAL    RESTRICTED    SECURITIES     ALL OTHER
                                                                           COMPEN-         STOCK      UNDERLYING      COMPEN-
             NAME AND                              SALARY      BONUS      SATION(1)      AWARDS(S)     OPTIONS/      SATION(3)
        PRINCIPAL POSITION             YEAR          ($)        ($)          ($)            ($) (2)     SARS (#)        ($)
---------------------------------------------------------------------------------------------------------------------------------
Edward J. Wehmer                       2002      498,333       145,000        9,053     55,007(4)      180,000        56,207
President &                            2001      479,167        73,806        5,751    358,394(5)           --        84,900
   Chief  Executive Officer            2000      470,000        50,000        8,499         --              --        84,900

David A. Dykstra                       2002      300,208        90,625        7,818     34,376(4)           --        20,596
Senior Executive Vice President &      2001      272,917        44,848        7,517     45,152(5)       21,000(6)        600
   Chief Operating Officer             2000      250,000        50,000        7,484         --              --           600

Richard B. Murphy                      2002      224,375        43,500        1,246     16,505(4)           --           138
Executive Vice President &             2001      189,167        14,123          684      9,877(5)        4,999(6)        138
   Chief Credit Officer                2000      179,438        27,000          875         --              --           138

Robert F. Key                          2002      215,792        45,675        6,614     17,312(4)           --           720
Executive Vice President -             2001      207,333        18,140        6,152     14,110(5)        1,000(6)        720
   Marketing                           2000      200,000        20,000        5,558         --              --           720

David L. Stoehr
Executive Vice President &
   Chief Financial Officer           2002(7)     156,667        40,525       10,411     13,465(4)       22,750            --
_________________________________________________

(1) Other annual compensation represents the value of certain perquisites, including the use of a Company car and/or the payment of club dues.

(2) The number and value of the aggregate restricted stock holdings of each of the named executives as of December 31, 2002, based on the closing price of $31.32 of the Company's common stock on that date, assuming the awards had been made on that date, were as follows:

                        Name                      Shares           Value
         ------------------------------------  ------------- -------------------
         Edward J. Wehmer...................      20,823      $    652,176
         David A. Dykstra...................       3,508           109,871
         Richard B. Murphy..................       1,057            33,105
         Robert F. Key......................       1,308            40,967
         David L. Stoehr....................         434            13,593

(3) Represents the aggregate life insurance premium paid on behalf of the Named Executive Officer by the Company and/or other miscellaneous benefits. For Mr. Wehmer, the amount includes interest forgiven of $55,307, $84,900 and $84,900 related to 2002, 2001 and 2000 service, respectively, for interest related to a term loan agreement. For Mr. Dykstra, the amount for 2002 includes $19,996 of interest forgiven related to 2002 service for interest related to a term loan agreement. Mr. Wehmer's and Mr. Dykstra's loans were paid in full in January 2003. See "Transactions with Management and Others."

(4) Represents the value of restricted stock units approved in January 2003 with respect to executive's service in 2002, granted on January 21, 2003. The per share value of units awarded was $31.025 on that date. All units vest fully on January 21, 2004 subject to the individuals continued employment.

(5) Represents the value of restricted stock units approved in January 2002 with respect to executive's service in 2001, granted on January 22, 2002. The per share value of units awarded was $18.8133 on that date. All units, with the exception of Mr. Wehmer's awards, vested fully on January 22, 2003. Mr. Wehmer has 9,050 restricted stock units that vested on January 22, 2003, 5,000 restricted stock units that vest on January 22, 2004 and 5,000 restricted stock units that vest on January 22, 2005.

(6) Represents grants of options approved in January 2002 with respect to executives' service in 2001.

(7) Reflects compensation for full year service during executive's initial year of employment with the Company. The 2002 bonus amount includes a signing bonus of $5,000.

                                       13

OPTION/SAR GRANTS IN LAST FISCAL YEAR


     The table below summarizes for each Named Executive Officer certain information about options, which were granted by the Company under the 1997 Stock Incentive Plan with respect to the executives' service in 2002. All options were granted at per share exercise prices equal to the fair market value per share on the date of grant.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                  % OF TOTAL                                        POTENTIAL REALIZABLE
                                NUMBER OF         OPTIONS/                                             VALUE AT ASSUMED
                                  SHARES            SARS                                               ANNUAL RATES OF
                                UNDERLYING       GRANTED TO     EXERCISE                                 STOCK PRICE
                                 OPTIONS/        EMPLOYEES      OR BASE                                 APPRECIATION
                                   SARS           IN FISCAL      PRICE          EXPIRATION          FOR OPTION/SAR TERM
           NAME                 GRANTED (1)         YEAR         ($/SH)            DATE                5%            10%
           ----                 -----------      ------------   --------        ----------       -------------  -------------
Edward J. Wehmer ..........          180,000         32.2%       18.8133           1/22/12       2,129,685          5,397,040
David A. Dykstra ..........               --            --            --                --              --                 --
Richard B. Murphy .........               --            --            --                --              --                 --
Robert F. Key .............               --            --            --                --              --                 --
David L. Stoehr ...........           12,750          2.3%       18.8133           1/22/12         150,853            382,290
                                      10,000          1.8%       30.5650          10/24/12         192,222            487,127
_________________________________________________

(1) Pursuant to the terms of the option awards, all such options vest in 20% annual increments beginning on the first anniversary date of grant with an additional 20% vesting on each of the next four succeeding anniversary dates.


AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

     The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding Options/SARs and the value of such Options/SARs at December 31, 2002.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                  SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                               SHARES                                  UNEXERCISED                      IN-THE-MONEY
                           ACQUIRED ON           VALUE               OPTIONS/SARS AT                   OPTIONS/SARS AT
           NAME           EXERCISE (#)       REALIZED ($)         DECEMBER 31, 2002 (#)           DECEMBER 31, 2002 ($)(2)
           ----           ------------       ------------         ---------------------           ------------------------
                                                                       EXERCISABLE/                     EXERCISABLE/
                                                                     UNEXERCISABLE(1)                 UNEXERCISABLE(1)
                                                                     ---------------                  ----------------
Edward J. Wehmer..........     174,106         2,719,871            68,786  /  186,000              1,499,316  / 2,367,126
David A. Dykstra..........       --               --                94,155  /   26,400              2,079,114  /   366,969
Richard B. Murphy.........       --               --                75,036  /    7,699              1,776,947  /   114,685
Robert F. Key.............       --               --                64,048  /    4,000              1,391,592  /    70,467
David L. Stoehr...........       --               --                   --       22,750                    --       167,010
________________________________________

(1) The numbers and amounts represent shares of common stock subject to outstanding Options/SARs granted by the Company or its predecessors that were unexercised as of December 31, 2002.

(2) The estimated fair value of the Company's common stock at December 31, 2002 was $31.32 per share.

EMPLOYMENT AGREEMENTS

     In 1998, the Company entered into new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, and Richard B. Murphy as well as certain other officers of the Company and its subsidiaries. David L. Stoehr entered into an employment agreement upon his employment in 2002. The employment agreements contain confidentiality agreements and two-year non-compete provisions in the event of termination of employment for any reason, and provide for up to 24 months of severance pay at an annual rate equal to the executive's current base salary and prior year bonus amount in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) reduction in base annual compensation to less than 75% of the executive's "Adjusted Total Compensation", as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. "Adjusted Total Compensation" excludes any bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive's death resulting in termination of employment, the executive's beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. The "Adjusted Total Compensation" as of the respective dates of such agreements for Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr were $469,000, $214,000, $168,000, $190,000 and $155,000, respectively.
In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees. The current annual base salaries of Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr are $600,000, $400,000, $227,500, $223,000 and $171,600,
respectively.

     The employment agreements also provide for a lump sum payment in the event the executive's employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within 12 months following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to two times the sum of the executive's base annual salary plus prior year's bonus, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in "excess parachute payments" under Section 280G of the Internal Revenue Code. The agreement does not require the amount to be scaled back to satisfy the Section 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount.

     Amendments made to Mr. Wehmer's and Mr. Dykstra's employment agreements in January 2000 and January 2002, respectively, entitled them to certain special bonus payments to pay interest on loans made to them by the Company. See "Transactions with Management and Others". In January 2003, the executives agreed to refinance these loans with an unaffiliated bank and paid their loans from the Company in full. Accordingly, the executives will not receive these special bonus payments in future years, which the Compensation Committee took into account in adjusting their base salaries in 2003.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Committee regarding compensation of officers other than himself. Mr. Wehmer serves on the compensation committees of each of the Company's subsidiaries, including WHTC and WHI, which are responsible for determining the compensation of the senior officers of those subsidiaries. Mr. Hummer is a Senior Vice President of WHI and is a Director of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     Overall Compensation Philosophy: The Compensation Committee of the Board of Directors (the "Committee") has the responsibility to monitor and implement the overall executive compensation program of the Company. The objectives of the Company's compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company's short- and long-term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The combined result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

     Base Salaries: Base salaries for executive officers are determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual's experience. Annual salary adjustments are determined giving consideration to the Company's performance and the individual's contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

     o financial performance of the Company with a balance between long- and short-term growth in earnings, revenue and asset growth;

     o    role in development and implementation of long term strategic plans;

     o    responsiveness to changes in the financial institution marketplace;
          and

     o    growth and diversification of the Company.

     The Company's strategy has been to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company continues to mature, the Committee believes that increases to total compensation should increasingly be more heavily weighted toward the bonus and stock incentive components than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.

     Bonuses: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at the conclusion of each fiscal year. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company's performance. The achievements may be quantitative or qualitative. Qualitative factors include, but are not limited to, commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations. The Committee also evaluates the bonus amount in conjunction with stock incentive awards, if any, and the Committee may determine to pay a portion of annual bonuses in the form of restricted stock or options rather than cash.

     Given the size of the Company, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company's executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee does evaluate the attainment of certain specific Company and individual objectives, which are typically set at the beginning of the year, in determining the bonus amounts awarded to executives. The primary objectives are based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin, credit quality issues and net overhead ratios, and tailored personal objectives for each executive. The Committee uses these measurable objectives as a guideline to establish executive bonuses relative to a targeted bonus percentage established in connection with the performance objectives, but the end determination of such bonuses is ultimately a discretionary decision. Accordingly, the policy used by the Board to set cash bonuses is considered subjective. The bonuses for each of the executive officers other than the President and CEO are recommended to the Committee by management.


     Stock-based Incentives: To ensure a direct connection between the executive officer interests and the shareholders of the Company, the Company has awarded and intends to continue to award stock-based incentives which are longer term in nature than the base salary and annual cash bonus components of overall compensation. The incentives have been primarily in the form of restricted stock awards or stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless appreciation in the share price occurs over a number of years.

     In 2002 and 2001, the Company granted restricted stock unit awards to senior management as part of annual bonuses. These units vest one year from the date of grant, with the exception of one grant in 2001 to Mr. Wehmer which vests at a rate of one-third on each of the first three anniversary dates of the award. All vested shares are to be issued within 40 days from the vesting date.

     In 2002 and 2000, the Company did not award stock options to any Named Executive Officers other than one award to Mr. Wehmer as described below. For 2001 performance, the Company granted non-qualified stock options to senior management as part of their overall compensation package. The stock option awards were determined in the first quarter of 2002. Such stock options were granted at exercise prices equal to fair market value on the date of grant, vest in equal increments over five years and have a term of ten years.

     In January 2002, the Committee granted Mr. Wehmer a non-qualified stock option for 180,000 shares of the Company's common stock. Mr. Wehmer's tenure with the Company has been since its inception over eleven years ago and a significant portion of his options matured in 2002. This grant was intended to substantively replace those maturing options and was made as an incentive for Mr. Wehmer to continue to create shareholder value over the long term through appreciation in the share price over the ten-year term of the option award.


     Chief Executive Officer Compensation: Mr. Edward J. Wehmer's base salary for 2002 was established by the Committee in January of 2002 and his salary level was increased by $20,000, or 4.2%, to $500,000. The salary adjustment reflects the Committee's philosophy that, as the Company grows, Mr. Wehmer's compensation should be influenced more heavily by incentive-based compensation than by base salary increases.

     In determining the level of bonuses in 2002, the Committee evaluated the bonus amount in conjunction with stock incentive awards. To that end, Mr. Wehmer received a cash bonus of $145,000 and was awarded restricted stock units with respect to 1,773 shares, granted on January 21, 2003 at which time the fair market price of the common stock was $31.025. The restricted stock units vest on the first anniversary date of the award. The 2002 bonus amount awarded to Mr. Wehmer was based on the recognition by the members of the Committee of his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements:

     (1) The continued growth of the Company as one of the largest de novo banking operations in the country.

     (2) The increase in the profitability of the Company to $27.9 million in 2002 from $18.4 million in 2001, up 51%.

     (3) The growth of the Company's assets, deposits and loans during 2002 of $1.0 billion, $774 million and $538 million, respectively. The increases show growth in these categories in the range of 27% to 38%.

     (4) The Company's net revenues increased 54% in 2002 over the prior year level.

     (5) The successful completion of a common stock offering during the year that generated net capital to the Company of approximately $36.5 million.

     (6) The reduction in the net overhead ratio to 1.41% in 2002 from 1.59% in 2001.

     (7) The completion of the acquisition of the Wayne Hummer Companies in February 2002, and the agreement to purchase Lake Forest Capital Management Company in late December. These acquisitions will further diversify the Company's revenue stream.

     (8) The continuing stability in the manageable level of non-performing assets.

     (9) Continued growth of the Company's market price of its common stock, ending the year at $31.32, up 54% over the closing price of the common stock on December 31, 2001.


     Section 162(m): The provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limit the tax deductibility of compensation paid to the Named Executive Officers for compensation in excess of $1 million. However, certain "performance based" compensation is excluded from the Section 162(m) limit if paid pursuant to plans approved by shareholders. In 2002 and prior years, the Company has not been impacted by the provisions of
Section 162(m). The Committee will continue to evaluate the impact of such provisions and to consider compensation policies and programs appropriate for an organization of the Company's size and history in an effort to address the potential impact, if any, in the future. The Committee may determine that it is appropriate to compensate the executives above the limit in circumstances of outstanding corporate or executive achievement.

     Conclusion: The Committee believes the executive officers' individual compensation packages are designed in a manner which is consistent with the Company's overall compensation philosophy.


    PETER D. CRIST (Chairman of the Committee)    ALBIN F. MOSCHNER
    JOHN S. LILLARD                               HOLLIS W. RADEMACHER
    MARGUERITE SAVARD MCKENNA                     J. CHRISTOPHER REYES

                                PERFORMANCE GRAPH

     The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The following performance graph compares the percentage change in the Company's cumulative shareholder return on common stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.

                            TOTAL RETURN PERFORMANCE

                                    [GRAPH]

                                12/31/97     12/31/98     12/31/99     12/31/00     12/31/01     12/31/02
                                --------     --------     --------     --------     --------     --------
Wintrust Financial Corporation  $100.00      $115.44      $ 89.71      $ 94.33      $182.02       $281.03
Nasdaq - Total US                100.00       140.99       261.48       157.42       124.89         86.33
Nasdaq - Bank Index              100.00        99.36        95.51       108.95       117.97        120.61

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Bank, and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 2002, the Banks had $11.9 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 5.2% of total shareholders' equity and 0.5% of the Company's total loans outstanding as of that date.

     During the organization of the Company's predecessor companies, Edward J. Wehmer, President and Chief Executive Officer, purchased various shares of Company stock using borrowed funds. Mr. Wehmer maintained the loan for such purchases at an unaffiliated bank. In January 2000, the Company entered into a term note agreement with Mr. Wehmer and his spouse and loaned them $1,200,000 in order for Mr. Wehmer to retire the debt at the unaffiliated bank. The note had a maturity date of January 31, 2005. From its inception until January 31, 2002, the note had an interest rate of 7%. Effective January 31, 2002, the interest rate was adjusted to the prime rate with a cap of 7%. Interest was compounded and paid annually. The note was full recourse to the borrowers and was also secured by a pledge of 150,000 shares of the Company's common stock. If Mr. Wehmer's employment with the Company terminated for any reason, the Company had the right to immediately accelerate the maturity of the note if the principal and accrued interest on the note had not been paid in full within 90 days of the date of termination. The Company had also agreed to amend Mr. Wehmer's employment agreement to provide for a special annual bonus paid to Mr. Wehmer in the amount equal to the accrued interest on the note, paid one business day prior to each anniversary of the date of the note. In January 2003, Mr. Wehmer paid this loan in full by refinancing such loan with an unaffiliated bank.

     In January 2002, David A. Dykstra, Senior Executive Vice President and Chief Operating Officer entered into a term loan agreement with the Company. Mr. Dykstra could have borrowed up to $500,000 for the purpose of acquiring common stock of the Company. The note had a maturity date of January 31, 2007 and accrued interest at the prime rate not to exceed 7%. Interest was compounded and paid annually. The note was full recourse to the borrower and was also secured by 22,300 shares of the Company's common stock. If Mr. Dykstra's employment with the Company terminated for any reason, the Company had the right to immediately accelerate the maturity of the note if the principal and accrued interest on the note had not been paid in full within 90 days of the date of termination. The Company also agreed to amend Mr. Dykstra's employment agreement to provide for a special annual bonus paid to Mr. Dykstra in the amount equal to the accrued interest on the note, paid one business day prior to each anniversary of the date of the note. In 2002, Mr. Dykstra borrowed $500,000 to acquire 22,300 shares of the Company's common stock. In January 2003, Mr. Dykstra paid this loan in full by refinancing such loan with an unaffiliated bank.

     On February 20, 2002, the Company completed it acquisition of 100% of the ownership interest of Wayne Hummer Investments LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Management Company (collectively the "Wayne Hummer Companies"). The Company paid a purchase price of $28 million consisting of $8 million of cash, 762,742 shares of the Company's common stock (valued at $15 million) and $5 million of deferred cash payments to be made over a three-year period subsequent to the closing date. The Company could pay additional contingent consideration upon the attainment of certain performance objectives over the next five years. Mr. Hummer was a principal in the Wayne Hummer Companies with an individual ownership percentage of 7%. In conjunction with the transaction, Mr. Hummer also entered into an employment agreement with the Company that has a term of three years from the date of the acquisition with possible renewable one-year terms. The employment agreement contains confidentiality agreements and provides for non-solicitation provisions of up to 24 months of in the event of termination of employment for any reason, and provide for up to 24 months of severance pay in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) death. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of death or disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive's death resulting in termination of employment, the executive's beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. In addition, the executive is entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees.



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of holdings and transactions in the Company's common stock with the Securities and Exchange Commission. Based upon its review of copies of such reports and of trading in the Company's common stock, the Company is not aware of any late filings during 2002.

                          REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference in this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed under such Acts.

The Audit Committee of the Board is composed of six directors and operates under a written charter adopted by the Audit Committee. The Board appoints the Audit Committee and its Chairman, with the Committee to consist of no fewer than three directors. The Charter of the Audit Committee is attached hereto as Appendix A. Each member of the Committee meets the independence requirements of the listing standards set forth by the National Association of Securities Dealers, Inc. for companies whose securities are listed on the Nasdaq National Market. The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company's financial information and reporting functions, the adequacy and effectiveness of the Company's system of internal accounting and financial controls, and the independent audit process.

Management has primary responsibility for the Company's internal controls and for preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Ernst & Young LLP, the Company's independent accountants, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss consolidated financial statements of the Company for the year ended December 31, 2002. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also reviewed and discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees). Consistent with Independence Standards Board Statement No. 1 and the SEC's "Revision of the Commission's Auditor Independence Requirements," which became effective February 5, 2001, the Audit Committee considered at a meeting held on March 18, 2003, whether these relationships and arrangements are compatible with maintaining the independent accountants' independence and has discussed with the independent accountants its independence from the Company.

Based upon the Audit Committee's discussion with management and the independent accountants, including discussions with them without management present, and its review of the representations of management and independent accountants, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

    JOHN J. SCHORNACK (Chairman of the Committee)       JAMES B. McCARTHY
    BRUCE K. CROWTHER                                   ALBIN F. MOSCHNER
    BERT A. GETZ, JR.                                   INGRID S. STAFFORD

                        INDEPENDENT AUDITOR AND FEES PAID

The Company's independent public accountants for the fiscal year ended December 31, 2002 were Ernst & Young LLP. The Company's Audit Committee has selected Ernst & Young LLP to serve as the Company's independent auditor for 2003. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company's independent auditors, and selecting the independent auditors for the current fiscal year. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available at the Annual Meeting to respond to appropriate questions.

The following is a description of the fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2002:

     AUDIT FEES: Audit fees billed to the Company by Ernst & Young LLP for professional services rendered by them in connection with Ernst & Young's review and audit of the Company's annual financial statements for the year ended December 31, 2002 and Ernst & Young's review of the Company's interim financial statements included in Wintrust's Quarterly Reports on Form 10-Q for the year ended December 31, 2002 totaled $327,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: The Company did not engage Ernst & Young LLP to provide professional services regarding financial information systems design and implementation of the nature described in SEC Regulation S-X 2-01(c)(4)(ii) during the year ended December 31, 2002.

     ALL OTHER FEES: Fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2002 for all other non-audit services (including fees for tax related services in the amount of $138,180) totaled $348,805.

New SEC rules, which will be applicable to the Company in 2004, will require in next year's proxy statement a description of aggregate fees billed by the independent auditor in the newly defined four categories described below. Under the newly defined categories, some fees that are reported above as Audit Fees and All Other Fees are reported under the new SEC definitions below as Audit-Related Fees and Tax Fees. The following is a description of the 2002 fees discussed above but under the new SEC categories as currently understood:

     AUDIT FEES: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports filed with the SEC, as well as services normally provided by an independent public accountant in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services totaled $420,000 in 2002.

     AUDIT-RELATED FEES: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services in 2002 were $117,625.

     TAX FEES: Tax fees include fees for tax compliance, tax advice and tax planning services. Aggregate fees for tax services were $138,180 in 2002.

     ALL OTHER FEES: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories. No other fees were billed in 2002.

The Audit Committee has considered whether the provision of non-audit services by the Company's independent auditor is compatible with maintaining the auditor's independence.

                              SHAREHOLDER PROPOSALS

     Shareholders' proposals intended to be presented at the Company's 2004 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 31, 2003, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2004 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder's intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, if the 2004 Annual Meeting is held on May 27, 2004, the deadline for such notice is March 28, 2004.




                                 OTHER BUSINESS

     The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.




                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              David A. Dykstra
                                              Secretary

                                   APPENDIX A
                                   ----------

                         WINTRUST FINANCIAL CORPORATION

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                COMMITTEE CHARTER

                    (APPROVED BY THE BOARD ON APRIL 9, 2003)

ORGANIZATION
------------

This charter governs the operation of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be members of, and appointed by, the Board of Directors and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company with the exception of Directors' fees and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of SEC regulations and applicable stock exchange listing requirements. All members shall be financially literate, and at least one member shall be a "financial expert" as defined by SEC regulations. The Chairman of the Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman shall preside at meetings of the Committee.

PURPOSE
-------

The Audit Committee shall fulfill the Board's oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: integrity of the Company's financial statements and the financial reporting process; the systems of internal accounting and financial reporting controls, the performance of the Company's internal audit function and independent auditors; the independent auditor's qualifications and independence; annual independent audit of the Company's financial statements, and the Company's compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties.

DUTIES AND RESPONSIBILITIES
---------------------------

The primary responsibilities of the Audit Committee are to select the Company's independent auditors and to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Audit Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's un-audited interim financial statements.

The Committee shall have a clear understanding with Company management that the independent auditors shall report directly to the Audit Committee and are ultimately accountable to the Committee as representatives of the Company's shareholders.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate "tone" for quality of financial reporting, sound business risk practices, and ethical behavior. The following shall be principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1) The Committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audits and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

2) At least annually, the Committee shall obtain and review a report by the independent auditors describing:
     -    The firm's internal quality control procedures;
     - Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by an inquiry or investigation by the governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and
     - All relationships between the independent auditor and the Company (to assess the auditor's independence). In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and applicable stock exchange listing standards.

3) The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

4) The Committee shall meet separately periodically with management, the internal auditors and the independent auditors to discuss issues and concerns warranting Committee's attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Audit Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management's response.

5) The Committee shall review with the independent auditors the competence of the key partners and managers who are responsible for the audit and quality control procedures the auditing firm has established.

6) The Committee shall periodically review Company policy statements to determine adherence to an appropriate corporate code of conduct.

7) The Committee shall oversee the internal audit function of the Company which will report to the Chairman of the Audit Committee, including the independence, the proposed audit plans for the coming year, and the coordination of such plans with any third party internal audit firm and the independent auditors.

8) The Committee shall receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

9) The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the press release to the public and the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated by the independent auditors under generally accepted auditing standards. On at least a quarterly basis, the Committee shall consider reports from management regarding any significant differences or material weakness in the design or operation of the Company's disclosure controls and procedures or internal controls provided in connection with the CEO and CFO certification of periodic reports filed with the SEC. The Chairman may represent the entire Committee for the purpose of this timely review.

     The Committee shall also review and discuss earning press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

10) The Committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operation to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgement about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee under generally accepted auditing standards.

11) The Committee shall review regular reports from the independent auditor on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, as well as any other material written communications between the independent auditor and management, such as any management letter. The Committee shall also review management's assertion on its assessement of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor's report on management's assertion.

12) The Committee shall review staffing needs associated with accounting, finance and human resources functions as well as succession planning within the Company;

13) The Committee shall oversee the whistleblower protection process and establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

14) The Committee shall receive corporate attorney's reports of evidence of a material violation of securities laws or breaches of fiduciary duty.


FORMAL REPORTING
----------------

The Committee shall prepare its report to be included in the Company's annual proxy statement, as required by SEC regulations. The report that states whether the Committee has: 1) reviewed the annual audited financial statements with the management; 2) discussed with the independent auditors the matters required by SAS No. 61; 3) received from the independent auditors the required written communication and discussed with them their independence and, based on the above reviews and discussions; 4) recommended to the Board that the audited financial statements be included in the Company's Form 10-K for filing with the Securities and Exchange Commission.

MANNER OF ACTING
----------------

A majority of the members of the Audit Committee present (in person or by telephone) at any meeting of the Committee shall constitute a quorum and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. When appropriate, action may be taken by written consent in lieu of a meeting of the Committee.

REPORTS
-------

The Chairman of the Audit Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting. In lieu of any such report, the minutes of meetings held or other record of action taken may be submitted to the Board of Directors for review.

                         The Directors and Officers of

                         WINTRUST FINANCIAL CORPORATION

                       cordially invite you to attend our

                      2003 Annual Meeting of Shareholders

                       Thursday, May 22, 2003, 10:00 a.m.
                              Michigan Shores Club
                              911 Michigan Avenue
                               Wilmette, Illinois

  YOU CAN VOTE IN ONE OF THREE WAYS: 1) BY MAIL, 2) BY PHONE, 3) BY INTERNET.
              See the reverse side of this sheet for instructions.
               IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET,
                       COMPLETE BOTH SIDES OF PROXY CARD,
                 DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                          Illinois Stock Transfer Co.
                     209 West Jackson Boulevard, Suite 903
                            Chicago, Illinois 60606

IMPORTANT

Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope.

DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NOT OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED. THE UNDERSIGNED REVOKES ALL PROXIES HERETOFORE GIVEN TO VOTE AT SUCH MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS.


                                             Dated ___________________________
                                             __________________________________
                                             __________________________________
                                             (Please sign here)

Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, at least one holder must sign.






DETACH ATTENDANCE CARD HERE
AND MAIL WITH PROXY CARD
--------------------------------------------------------------------------------


WINTRUST FINANCIAL
CORPORATION

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend
the 2003 meeting.        [ ]

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1.       Read the accompanying Proxy Statement.

2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by telephone must be COMPLETED and SUBMITTED prior to Monday, May 19, 2003 at 11:59 Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

IF YOU VOTE BY TELEPHONE PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.       Read the accompanying Proxy Statement.

2. Visit our Internet voting Site at http://www.eproxyvote.com/ist-wfccm/ and follow the instructions on the screen.

3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be COMPLETED and SUBMITTED prior to Monday, May 19, 2003 at 11:59 pm Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

THIS IS A "SECURED" WEB PAGE SITE. YOUR SOFTWARE AND/OR INTERNET PROVIDER MUST BE "ENABLED" TO ACCESS THIS SITE. PLEASE CALL YOUR SOFTWARE OR INTERNET PROVIDER FOR FURTHER INFORMATION IF NEEDED.

IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL

Wintrust Financial Corporation

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John S. Lillard and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 2003 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgement.

PROPOSAL 1 - ELECTION OF DIRECTORS (To be designated as a Class I Director with term ending in 2006.)



[     ]        FOR ALL NOMINEES Listed Below
               (except as marked to the contrary below).

[     ]        WITHHOLD AUTHORITY to vote for all nominees below.
               (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name).

               01 JAMES B. MCCARTHY      03 J. CHRISTOPHER REYES
               02 THOMAS J. NEIS         04 EDWARD J. WEHMER


PLEASE LIST NAMES OF PERSONS ATTENDING

_____________________________________________

_____________________________________________

_____________________________________________

_____________________________________________


                        (to be signed on the other side)